UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2021

Cushman & Wakefield plc

(Exact name of registrant specified in its charter)

England and Wales	001-38611	98-1193584
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Old Broad Street

London, United Kingdom EC2N 1AR

(Address of principal executive offices, including zip code)

+44 20 3296 3000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.10 nominal value	CWK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On August 5, 2021, Cushman & Wakefield plc (the “Company”) announced that Brett White, Executive Chairman and Chief Executive Officer, plans to step down from the position of Chief Executive Office effective as of December 31, 2021. Mr. White will continue to serve as Executive Chairman. The Company also announced that John Forrester, currently the Executive Vice President and Global President of the Company, age 58, will assume the role of Chief Executive Officer of the Company as of January 1, 2022.

An offer letter, dated August 5, 2021 (the “Offer Letter”), sets forth the key terms of Mr. Forrester’s compensation as Chief Executive Officer. Pursuant to the Offer Letter, Mr. Forrester (i) will receive an annual base salary equal to $900,000; (ii) will be eligible to receive an annual cash target bonus of $1,500,000 payable at the discretion of the Board of Directors (the “Board”) based on the Company’s performance and subject to a maximum payout of 200%; and (iii) will be eligible to receive an annual long-term incentive award with a target opportunity equal to $5,600,000, 50% of which will consist of time-vesting restricted stock units, which will vest ratably on the first three anniversaries of the grant date, and the remainder of which will consist of performance-based restricted stock units, which will vest based on the Company’s performance over a three year period. Mr. Forrester’s awards will be subject to the terms of the Company’s 2018 Omnibus Management Share and Cash Incentive Plan.

There are no arrangements or understandings between Mr. Forrester and any other person pursuant to which Mr. Forrester was appointed as Chief Executive Officer of the Company. Mr. Forrester does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Forrester and the Company.

The foregoing is not a complete description of Mr. Forrester’s Offer Letter and is qualified by reference to the full text and terms of the Offer Letter, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Director Appointment

On August 5, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Angela A. Sun to the Board, effective November 1, 2021. Ms. Sun will serve as a Class III director until the expiration of her term on the date of the Company’s annual general meeting of shareholders in 2024 and until her successor is elected and qualified.

Ms. Sun is a Partner at Rise Health. From August 2019 to March 2021, she was Chief Operating Officer and Partner at Alpha Edison, a Los Angeles-based venture capital firm. Prior to Alpha Edison, Ms. Sun held various roles at Bloomberg L.P., most recently as Global Head of Strategy and Corporate Development. Ms. Sun currently serves as a director of The Western Union Company, Apollo Strategic Growth Capital II and Maxim Crane Works. Ms. Sun is a graduate of Harvard College and Harvard Law School.

There are no arrangements or understandings between Ms. Sun and any other person pursuant to which Ms. Sun was selected as a director of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. Sun and the Company. In connection with Ms. Sun’s service as a member of the Board, she will receive the same compensation paid by the Company to its non-employee directors as disclosed in the Company’s 2021 Annual Meeting Proxy Statement, filed on April 7, 2021. In addition to this compensation, Ms. Sun will enter into the Company’s standard form of deed of indemnity for directors, a copy of which is filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on February 26, 2021. The compensation of the Company’s directors may be adjusted by the Board from time to time, subject to the terms of any letter agreements entered into with such directors.

Item 7.01	Regulation FD Disclosure.

A copy of a press release announcing Ms. Sun’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Offer letter, dated August 5, 2021, from Cushman & Wakefield plc to John Forrester

99.1	Press Release dated August 9, 2021

104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2021	CUSHMAN & WAKEFIELD PLC

	By:	/s/ Brett Soloway
Name: Brett Soloway
Title: Executive Vice President, General Counsel and Corporate Secretary